UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) As previously announced by InfuSystem Holdings, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”), on March 19, 2013, the Board of Directors of the Company (the “Board”) appointed Eric Steen as the Company’s Chief Executive Officer and a member of the Board, effective April 1, 2013, and in connection with Mr. Steen’s appointment, Dilip Singh resigned his position as the Company’s Interim Chief Executive Officer, effective April 1, 2013. Further, as previously announced by the Company in its Current Report on Form 8-K filed with the Commission on February 12, 2013 (the “February Form 8-K”), Charles Gillman announced that he would not seek re-election to the Board at the Company’s 2013 annual meeting of stockholders. The Company currently has not set a date for the Annual Meeting.

On March 30, 2013, Messrs. Singh and Gillman each resigned from the Board, effective April 1, 2013. Further, on March 31, 2013, the Board’s Lead Independent Director, John Climaco, resigned from the Board, effective April 1, 2013.

In connection with the resignations of Messrs. Gillman and Climaco, the Board has reconfigured the composition of its standing committees as follows:

•	Audit Committee – Joseph Whitters (Chair), David Dryer and Wayne Yetter;

•	Compensation Committee – Mr. Yetter (Chair), Mr. Dryer and Mr. Whitters; and

•	Nominating and Governance Committee – Mr. Dryer (Chair) and Mr. Yetter.

In lieu of appointing a new Lead Independent Director to succeed Mr. Climaco, the Board has determined that its three independent directors, Messrs. Dreyer, Whitters and Yetter, will coordinate the activities of such Lead Independent Director position.

(c) Not applicable.

(d) Not applicable.

(e) As previously announced by the Company in the February Form 8-K, under the terms of the Company’s Employment Agreement with Mr. Singh, dated February 9, 2013, Mr. Singh was eligible for a severance payment in the amount of $83,333.33 (the “Severance Payment”), payable to Mr. Singh on April 24, 2013. In connection with the appointment of Mr. Steen and resignation of Mr. Singh, upon the approval of the Compensation Committee, the Company paid Mr. Singh the Severance Payment on March 29, 2013.

In addition, on March 28, 2012, in recognition of Mr. Climaco’s service to the Board as Lead Independent Director and chairman of the Compensation Committee and his leadership of the Company’s CEO search, the Compensation Committee (with Mr. Climaco recusing himself from the deliberation and approval) approved a $50,000 payment to Mr. Climaco on March 29, 2013.

On April 1, 2013, the Board, based on the recommendation of the Compensation Committee approved revised cash and equity compensation for the non-CEO members of the Board, as provided:

•	Annual Board retainer fee in the amount of $50,000 for independent directors and $100,000 for Executive Chairman of the Board;

•	Annual Audit Committee retainer fee of $10,000 for Audit Committee members and $15,000 for the Audit Committee Chairman;

•	Annual Compensation Committee retainer fee of $6,667 for Compensation Committee members and $10,000 for the Audit Committee Chairman;

•	Annual Nominating & Governance Committee retainer fee of $3,334 for Nominating & Governance Committee members and $5,000 for the Nominating & Governance Committee Chairman; and

•	Annual grant of 25,000 options to purchase shares of the Company’s common stock (“Options”) to independent directors and 60,000 Options to the Executive Chairman.

The cash retainers for Board members will be paid each calendar quarter, beginning May 1, 2013, with the first quarterly payment pro-rated. The Options will be granted on the date of the annual meeting of stockholders, and will have an exercise price of 110% of the average closing price of the Company’s common stock on the NYSE MKT, or other exchange or quotation service on which the Company’s common stock is then listed/quoted, for the five trading days prior to, and including, the date of grant. Further, the Options will vest ratably over a twelve-month period or immediately upon a change in control of the Company.

(f) Not applicable.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Jonathan P. Foster
Name: Jonathan P. Foster Title: Chief Financial Officer

Dated: April 2, 2013